Exhibit 23.3

Ashurst LLP 55 Hudson Yards, 18th Floor New York, NY 10001 www.ashurst.com
June 25, 2021

Royal Bank of Canada 200 Bay Street Royal Bank Plaza Toronto, Ontario Canada M5J 2J5

Ladies and Gentlemen

Royal Bank of Canada – Medium-Term Notes, Series H and Structured Warrants

Royal Bank of Canada, a bank organized under the laws of Canada (the “Bank”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3, file number 333-227001, for the purpose of registering under the Securities Act of 1933, as amended, among other securities, the Company’s Senior Global Medium-Term Notes, Series H (the “Notes”), and the Company’s Structured Warrants. The Notes will be issued from time to time pursuant to the Indenture, dated as of October 23, 2003, as supplemented by the First Supplemental Indenture, dated as of July 21, 2006, by the Second Supplemental Indenture, dated as of February 28, 2007, and by the Third Supplemental Indenture, dated as of September 7, 2018, between the Bank and The Bank of New York Mellon, N.A. (formerly known as The Bank of New York) (as successor to the corporate trust business of JP Morgan Chase Bank, N.A.), as Trustee.  The Warrants will be issued pursuant to the Indenture, dated as of October 19, 2018, between the Bank and The Bank of New York Mellon, as Trustee.

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity in a product supplement, product prospectus supplement or pricing supplement relating to the offer and sale of any particular Notes or Warrants prepared and filed by the Bank with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ashurst LLP

Ashurst LLP

Ashurst LLP is a limited liability partnership registered in England and Wales under number OC330252 and is part of the Ashurst Group. It is a law firm authorised and regulated by the Solicitors Regulation Authority of England and Wales under number 468653. A list of members of Ashurst LLP and their professional qualifications is open to inspection at its registered office London Fruit & Wool Exchange, 1 Duval Square, London E1 6PW. The term "partner" in relation to Ashurst LLP is used to refer to a member of Ashurst LLP or to an employee or consultant with equivalent standing and qualifications.